Exhibit 99.1

           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

         The following unaudited pro forma combined condensed financial statements give effect to the merger of International Home Foods, Inc. with and into a wholly owned subsidiary of ConAgra, Inc. on August 24, 2000 using the purchase method of accounting, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma combined condensed financial statements should be read in conjunction with the audited and unaudited historical consolidated financial statements and notes of ConAgra and International Home Foods.

         The unaudited pro forma combined condensed statements of earnings give effect to the merger as if it had occurred at the beginning of the period presented. ConAgra's fiscal year ended on May 28, 2000 and International Home Foods' fiscal year ended on December 31, 1999. The unaudited pro forma combined condensed statements of earnings for the year ended May 28, 2000 combine the historical consolidated statement of earnings of ConAgra with the recasted unaudited consolidated statement of income of International Home Foods for the twelve-month period ended June 30, 2000. For purposes of presenting the unaudited pro forma combined condensed statement of earnings, International Home Foods' fiscal year has been recasted to June 30, 2000, by including the unaudited reported financial statements for the quarter ended June 30, 2000 and the three previous quarters ended March 31, 2000, December 31, 1999 and September 30, 1999. The unaudited pro forma combined condensed balance sheet gives effect to the merger as if it had occurred on May 28, 2000 and combines ConAgra's consolidated balance sheet as of May 28, 2000 with International Home Foods' consolidated balance sheet as of June 30, 2000.

         The unaudited pro forma adjustments described in the accompanying notes are based upon preliminary estimates and assumptions that the managements of ConAgra and International Home Foods believe are reasonable. The pro forma adjustments are based on the information and assumptions available at the time of the merger. The purchase price allocation will be completed after the finalization of asset and liability valuations. The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and do not purport to be indicative of the operating results or financial position that would have actually occurred if the merger had been in effect on the dates indicated, nor is it necessarily indicative of future operating results or financial position of the merged companies. The unaudited pro forma combined condensed financial statements do not give effect to any potential cost savings or other operating efficiencies that ConAgra expects to result from the transaction.

                                  CONAGRA, INC.
                         INTERNATIONAL HOME FOODS, INC.
               Pro Forma Combined Condensed Statement of Earnings
                         For the Year-Ended May 28, 2000
                                   (Unaudited)
                  (Amounts in Millions, Except Per Share Data)

                                            ConAgra        International Home Foods
                                       Fiscal Year Ended          Fiscal Year                    Pro Forma
                                                                     Ended             -----------------------------
                                        May 28, 2000(1)        June 30, 2000(2)        Adjustments(5)    Combined(7)
                                        ------------           -------------           -----------       --------
Net Sales.........................          $25,385.8               $2,209.7              ($375.6)       $27,219.9

Costs and Expenses:
  Cost of goods sold..............           21,205.9                1,150.8                    --        22,356.7
  Selling, general and administrative         2,888.2                  762.6               (336.9)         3,313.9
     expenses.....................
  Interest expense................              303.4                   99.9                 46.2            449.5
  Restructuring/Impairment charges              322.2                                          --            322.2
                                                -----                  -----                -----        ---------
                                             24,719.7                2,013.3               (290.7)        26,442.3
                                             --------                -------               -------        --------

Income before income taxes........              666.1                  196.4                (84.9)           777.6
Income taxes......................              253.1                   96.1                (17.6)           331.6
                                                -----                   ----               -------      ----------

Net Income .......................            $ 413.0                $ 100.3               ($67.3)         $ 446.0
                                              =======                =======               =======         =======

Income per share - basic(6):                   $  .87                $  1.36                               $  .86
                                               ======                =======                               ======

Income per share - diluted(6):                 $  .86                $  1.32                               $  .85
                                               ======                =======                               ======

    See notes to unaudited pro forma combined condensed financial statements.

                                  CONAGRA, INC.
                         INTERNATIONAL HOME FOODS, INC.
                   Pro Forma Combined Condensed Balance Sheet
                                   (Unaudited)
                    (Amounts in Millions, Except Share Data)

               ASSETS                       ConAgra         International Home Foods              Pro Forma
                                        May 28, 2000(1)         June 30, 2000(2)        Adjustments(4)     Combined
                                        ------------            -------------           -----------        --------
Current assets
  Cash and cash equivalents.......            $    157.6              $  15.4                 $ --         $  173.0
  Receivables, net................               1,606.8                173.8                   --          1,780.6
  Inventories.....................               3,787.3                275.3                   --          4,062.6
  Other current assets............                 414.8                 52.2                   --            467.0
                                            ------------                 ----                   --          -------
    Total current assets..........               5,966.5                516.7                   --          6,483.2
                                             -----------                -----                   --          -------
Property, plant and equipment, net               3,584.0                316.0                   --          3,900.0
Brands, trademarks and goodwill, net             2,366.0                431.0              1,547.7          4,344.7
Other assets......................                 379.3                263.7                 18.0            661.9
                                            ------------                -----                -----          -------
                                               $12,295.8             $1,527.4            $ 1,566.6        $15,389.8
                                               =========             ========            =========        =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Notes payable...................              $1,255.5                $  --                 $ --         $1,255.5
  Revolving credit facility ......                   --                  85.2                   --             85.2
  Current installments of long-term
     debt.........................                  20.6                 83.2                   --            103.8
  Accounts payable................               2,044.6                 70.6                (18.9)         2,096.3
  Advance on sales................                 888.7                   --                   --            888.7
  Other accrued liabilities.......               1,279.8                 96.9                   --          1,376.7
                                             -----------                -----                 ----          -------
    Total current liabilities.....               5,489.2                335.9                (18.9)         5,806.2
                                             -----------                -----                -----          -------
Senior long-term debt, excluding
  current installments............               1,816.8                962.7                909.6          3,689.1
Other non-current liabilities.....                 750.7                 28.8                   --            779.5
Subordinated debt.................                 750.0                   --                   --            750.0
Preferred securities of subsidiary
  company.........................                 525.0                   --                   --            525.0

Common stockholders' equity
  Common stock ...................               2,620.7                   .8                204.3          2,825.8
  Additional paid-in capital......                 147.5                 66.4                604.4            818.3
  Retained earnings...............               1,420.7                193.4               (193.4)         1,420.7
  Accumulated other
    comprehensive loss ...........                (103.1)               (3.4)                  3.4           (103.1)
  Treasury stock, at cost.........                (760.2)              (57.2)                 57.2           (760.2)
                                            -------------              ------               ------          -------
                                                 3,325.6                200.0                675.9          4,201.5
Less unearned restricted stock and
   common shares held in
  Employee Equity Fund............                (361.5)                  --                   --           (361.5)
                                            -------------               -----                  ---           -------
  Total common shareholders' equity              2,964.1                200.0                675.9          3,840.0
                                             -----------                -----                -----          -------
                                               $12,295.8             $1,527.4            $ 1,566.6       $ 15,389.8
                                               =========             ========            =========       ==========

    See notes to unaudited pro forma combined condensed financial statements.

                                  CONAGRA, INC.
                         INTERNATIONAL HOME FOODS, INC.
      Notes to Unaudited Pro Forma Combined Condensed Financial Statements
                  (Amounts in Millions, Except Per Share Data)

         On August 24, 2000, ConAgra acquired all of the issued and outstanding shares of common stock and stock options of International Home Foods in a transaction accounted for as a purchase business combination. The assets acquired and liabilities assumed will be assigned a portion of the purchase price equal to their respective fair market values at August 24, 2000. The unaudited pro forma combined condensed financial statements are based on the following:

1.  The historical consolidated financial statements of ConAgra.

2. The historical consolidated financial statements of International Home Foods' recasted for the twelve-month period ended June 30, 2000.

3. a. The consideration paid for International Home Foods common stock was $22, consisting of $11 in cash and a fraction of a share of ConAgra common stock valued at $11 per share. The common stock portion of the merger consideration is calculated as follows:

       International Home Foods common stock outstanding
        at August 24, 2000                                                74.985

       Exchange ratio                                                    0.54692
                                                                         -------
       ConAgra common stock to be issued in exchange
        for International Home Foods common stock                         41.011

       Average price of ConAgra common stock                             $20.113
                                                                         -------
       Total common stock consideration                                   $824.8
                                                                          ======

       The exchange ratio of .54692 shares of ConAgra common stock for each share of International Home Foods common stock outstanding was determined by dividing $11 by ConAgra's average closing price of $20.113 as provided for in the merger agreement. The exchange ratio was determined by the average closing price of ConAgra's common stock on the ten trading days ending on the fifth full trading day immediately preceding the merger.

    b. ConAgra issued approximately 5.0 million ConAgra common stock options and paid approximately $49.8 million in cash in exchange for all of the International Home Foods outstanding stock options.

    c. The cash portion of the purchase price, including transaction costs, was provided by increased borrowings of ConAgra under its existing credit facilities. In addition, ConAgra intends to replace International Home Foods credit facilities and long-term debt with borrowings under ConAgra's credit facilities and other long-term debt.

4. The pro forma balance sheet adjustments to reflect the effect of the acquisition accounted for as a purchase business combination are as follows:

    Consideration:
     Value of ConAgra common stock                                      $  824.8
     Value of ConAgra common stock options                                  51.1
     Cash issued for common stock and stock options                        874.6
     Transaction costs                                                      35.0
                                                                        --------
    Total consideration                                                  1,785.5
    Net assets acquired                                                    200.0
                                                                        --------
                                                                         1,585.5
    Preliminary Allocation:
     Deferred income taxes                                                  37.8
                                                                        --------
     Excess of purchase price over net assets acquired                  $1,547.7
                                                                        ========

    ConAgra expects to allocate a portion of the purchase price to buildings, machinery and equipment and other identifiable assets. The purchase price allocation will be completed after the finalization of asset and liability valuations. In connection with the acquisition, ConAgra expects to consolidate certain plants and will include the associated costs as part of the purchase price allocation. ConAgra's management has not currently completed its assessment of such activities.

5.  The pro forma statement of earnings adjustments are as follows:

    a. Provide depreciation and amortization of the fair values assigned to all identifiable tangible and intangible assets. The excess of the purchase price over the net assets acquired has preliminarily been allocated to nondeductible goodwill and is being amortized using the straight-line method over 40 years.

        ConAgra expects to allocate a portion of the purchase price to buildings, machinery and equipment and other intangible assets, including brands. Assuming these assets had a weighted average life of 20 years, for each $100.0 million allocated to buildings, machinery and equipment or other intangible assets, pro forma operating expenses would increase by $3.5 million and pro forma net income would decrease by $1.6 million.

    b. Reclassification of International Home Foods' trade promotion expenses from selling, general and administrative expenses to net sales to conform to ConAgra's presentation.

    c. Adjust interest expense relating to (1) additional borrowings under ConAgra's credit facilities of approximately $909.6 million for the cash portion of the purchase price and approximately $746.1 million for the repayment of International Home Foods credit facilities at an assumed interest rate of 6.85% and (2) additional long-term borrowings of $385 million at 8.5% for the repayment of International Home Foods $385 million 10.375% Senior Secured Notes as follows:

        Interest expense on credit facilities                            $113.3
        Interest expense on long-term borrowings                           32.7
        IHF historical interest expense                                   (99.8)
                                                                          ------
            Net adjustment                                                $46.2
                                                                          =====

        A .125% change in the interest rate on the new indebtedness would change annual interest expense by approximately $2.6 million.

    d. Change in income tax expense/benefit as a result of pro forma adjustments which affect taxable income. No pro forma income taxes have currently been provided on the portion of the purchase price preliminarily allocated to non-deductible goodwill.

6. The pro forma weighted average shares outstanding for the year ended May 28, 2000 are as follows:

    Basic:
     Historical shares outstanding                                       475.7
     Shares issued                                                        41.0
                                                                         -----
                                                                         516.7
                                                                         =====
     Diluted:
     Historical shares and share equivalents                             478.6
      outstanding
     Shares issued                                                        41.0
     Effect of options assumed                                             2.8
                                                                         -----
                                                                         522.4
                                                                         =====

7. ConAgra's financial data for fiscal 2000 includes restructuring plan charges of $621.4 million before tax ($385.3 million after tax). If these restructuring plan charges were excluded, unaudited pro forma basic earnings per share for fiscal 2000 would be $1.61 and unaudited pro forma diluted earnings per share would be $1.59.

8. The pro forma ratio of earnings to fixed charges for the year ended May 28, 2000 is as follows:

    Fixed Charges as Defined:
     Interest expense                                                  $  497.4
     Capitalized interest                                                   5.5
     Interest in cost of goods sold                                        31.4
     Preferred distributions of subsidiary                                 43.0
     One third of non-cancelable lease rent                                35.2
                                                                        -------
     Total fixed charges (A)                                           $  612.5
                                                                        =======
    Earnings as Defined:
     Pretax income after elimination of undistributed
      earnings of equity method investees                              $  765.6

     Add fixed charges                                                    612.5
     Less capitalized interest                                             (5.5)
                                                                       --------
     Earnings and fixed charges (B)                                    $1,372.6
                                                                       ========
     Ratio of earnings to fixed charges (B/A)                               2.2